UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2011

SIERRA RESOURCE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-25301	88-0413922
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9550 S. Eastern Avenue, Suite 253, Las Vegas, Nevada 89123
 (Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (702) 462-7285

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sierra Resource Group, Inc. is referred to herein as “we”, “our” or “us”.

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On January 7, 2011, we entered into an Employment Agreement with our Chief Executive Officer, R. Patrick Champney, providing for the following terms: (a) an executive base salary of $150,000; (b) participation in all of our  group insurance plans; (c) issuance of 1,000,000 shares as a bonus for entering into the Employment Agreement and 1,000,000 share grants on each anniversary of succeeding 1 year periods of employment; and (d) Mr. Champney is prohibited from disclosing any trade secrets, confidential information or other proprietary information.  The Employment Agreement is for a term of 5 years.

On January 14, 2011, we issued one million (1,000,000)  shares of our common stock to Mr. Champney for services pursuant to the terms of his Employment Agreement. Mr. Champney holds an aggregate of two million (2,000,000) shares of our restricted common stock.

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2011, our Board of Directors appointed R. Patrick Champney as our Chief Executive Officer and Secretary and approved an amendment to our bylaws increasing our Directors from three (3) directors to seven(7).  Contemporaneous with this increase in directors and effective as of January 7, 2011, our directors appointed R. Patrick Champney and Luis Munoz as members of our Board of Directors subject to shareholder approval.  If our majority shareholders approve the nomination of Messrs  Champney and Munoz to our Board of Directors, our Board will consist of James Stonehouse, R. Patrick Champney, Luis Munoz, Paul Enright and Georges Juilland in such event we will file a Schedule 14C Information Statement.

Patrick Champney
R. Patrick Champney has been our Chief Executive Officer and Secretary since January 6, 2011.   From 2006 to 2010, Mr. Champney was the Vice President/Director and Chief Operating Officer of Champ Automotive Group, Inc. located in Auburndale, Florida, an independent automobile dealership and secondary financing company.  From 2005 to 2006, Mr. Champney was the General Manager/Chief Operating Officer of Peoples Choice Aesthetic Surgery and Medical Day Spa located in Orlando, Florida.  Mr. Champney has fourteen years of additional experience as a corporate consultant, Chief Financial Officer, registered broker and financial consultant.

Luis Munoz
From August 2009, Luis Munoz has been the General Manager of a business and legal consulting firm, Neglex, located in Quito, Ecuador.  From 2004 to 2007, Mr. Munoz was a Vice-Chairman of MN&A – Abogados located in Quito Ecuador.  Mr. Munoz has approximately seven years of additional experience as a business and legal consultant and general manager. In 2009, he received his Masters in Business Administration from INCAE Business School located in Alajuela, Costa Rica.  In 2004, he received a Doctor of Law Degree from Universidad International del Ecuador located in Quito, Ecuador.

On January 6, 2011, James Stonehouse was appointed as our Chief Operating Officer of Mining Operations and resigned as our Chief Financial Officer.   We presently do not have a Chief Financial Officer.

Section 5- Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws
On January 6, 2011, pursuant to Section 78.315 of the Nevada Revised Statutes (the “NRS”) and subject to stockholder approval, our Board of Directors unanimously approved an amendment to our Articles of Incorporation
increasing the number of shares of common stock that we are authorized to issue from 150,000,000 to 250,000,000.   As mentioned above, our directors approved an amendment to our bylaws increasing our directors from three (3) to seven (7).   Pursuant to Section 78.320 of the NRS, the holders of a majority of our outstanding common shares approved the Amendments on December 31, 2010, by written consent.   We plan to file an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934,  disclosing the information as soon as practicable.

Section 8-Other Events

Item 8.01.  Other Events
On August 8, 2010, our former controlling shareholder, Medina Property Group LLC,(“Medina”),  returned to treasury an aggregate of 45,070,00 restricted shares of our common stock which we reissued to Medina’s assignees.  This assignment reduced  the shares previously issued to Medina from 76,500,000 shares then representing 65.08% of our outstanding shares to 4,300,000. As such, Medina is no longer a beneficial holder of our common shares.  The common shares assigned by Medina were reissued by our transfer agent on August 20, 2010.  Of the aforementioned shares one million (1,000,000) shares were issued to R. Patrick Champney,  our Chief Executive Officer for services he rendered to Medina. These shares issued to Mr. Champney were issued with a restrictive legend and have not been resold or transferred by him. As such,  Mr. Champney holds an aggregate of two million (2,000,000) shares of our common stock.

Section 9 – Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits

Exhibits

d) Exhibits.

10.1	Employment Agreement with R. Patrick Champney.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIERRA RESOURCE GROUP, INC.

Date: January 19, 2011	By:	/s/ R. Patrick Champney
R. Patrick Champney
Chief Executive Officer